EXHIBIT 24
DIRECTORS AND OFFICERS
POWER OF ATTORNEY
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
RE:	Jo-Ann Stores, Inc.
Commission File No. 1-6695
1934 Act Filings on Form 10-K
Gentlemen:
The above Company is the issuer of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Act”). Each of the persons signing his or her name below confirms, as of the date appearing opposite his or her signature, that Darrell Webb, James Kerr, and each of them, are authorized on his or her behalf to sign and to submit to the Securities and Exchange Commission such filings on Form 10-K as are required by the Act. Each person so signing also confirms the authority of Darrell Webb, James Kerr, and each of them, to do and perform on his or her behalf, any and all acts and things requisite or necessary to assure compliance by the signing person with the Form 10-K filing requirements. The authority confirmed herein shall remain in effect as to each person signing his or her name below until such time as the Commission shall receive from such person a written communication terminating or modifying the authority.

Date

/s/ Darrell Webb Darrell Webb	April 2, 2008

/s/ James Kerr James Kerr	April 2, 2008

/s/ Scott Cowen Scott Cowen	April 2, 2008

/s/ Ira Gumberg Ira Gumberg	April 2, 2008

/s/ Patricia Morrison Patricia Morrison	April 2, 2008

/s/ Frank Newman Frank Newman	April 2, 2008

/s/ Beryl Raff Beryl Raff	April 2, 2008

/s/ Alan Rosskamm Alan Rosskamm	April 2, 2008

/s/ Tracey Travis Tracey Travis	April 2, 2008
NOTE: The Company did not request Mr. DePinto and Mr. Perdue to sign since they were elected to the board subsequent to the conclusion of the fiscal year to which this 10K relates.